EXHIBIT 99.2

CDW Authorizes $750 Million Share Repurchase Program Increase and Declares Cash Dividend of $0.16 Per Share

Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., Aug. 03, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW) today announced that its Board of Directors has authorized a $750 million increase to the company’s common stock share repurchase program and declared a quarterly cash dividend. The cash dividend of $0.16 per common share, which is 49 percent higher than last year’s second quarter dividend, will be paid on September 11 to all shareholders of record as of August 25, 2017.

“Since going public in 2013, CDW has returned more than $1 billion to stockholders through share repurchases and dividends,” said Ann E. Ziegler, senior vice president & chief financial officer of CDW.  “Share repurchases and annual dividend increases are important components of our capital allocation strategy to deliver value to our stockholders just as we have delivered value to our customers and partners for more than 30 years."

Future dividends and share repurchase authorizations will be subject to approval by CDW’s Board of Directors. The $750 million authorization is incremental to the $283 million unused in the repurchase program as of June 30, 2017.  The program was initially authorized for $500 million in November, 2014 and reauthorized for an additional $750 million in May, 2016. Share repurchases under the program will be made from time to time in private transactions, open market purchases or other transactions as permitted by securities laws and other legal requirements. The timing and amounts of any purchases will be based on market conditions and other factors including but not limited to price, regulatory requirements and capital availability. The program does not require the purchase of any minimum dollar amount or number of shares and the program may be modified, suspended or discontinued at any time.

About CDW
CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs approximately 8,800 coworkers. For the trailing twelve months ended June 30, 2017, the company generated net sales of nearly $15 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

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Sara Granack
Vice President, Corporate Communications & Reputation
847-419-7411
mediarelations@cdw.com

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